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                                                                      Exhibit 23



The Board of Directors
Isolation Systems Limited



We consent to the inclusion of our report dated October 3, 1997, except for note 10 which is as of March 24, 1998, with respect to the consolidated balance sheets of Isolation Systems Limited as of August 31, 1997 and 1996, and the related consolidated statements of earnings and deficit, and changes in financial position for each of the years in the two year period ended
August 31, 1997, which report appears in the Form 8-K of Shiva Corporation dated June 5, 1998.


/s/ KPMG

Toronto, Canada
June 5, 1998